Exhibit 5.2

September 9, 2014

Linn Energy, LLC

Linn Energy Finance Corp.

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Linn Exploration Midcontinent, LLC (the “Oklahoma Guarantor”) in connection with its guarantee of an aggregate of $450,000,000 principal amount of 6.500% Senior Notes due 2019 (the “2019 Notes”) and an aggregate of $650,000,000 principal amount of 6.500% Senior Notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”) issued by Linn Energy, LLC, a Delaware limited liability company (the “Company”), and Linn Energy Finance Corp., a Delaware corporation (together with the Company, the “Issuers,” and each of them, an “Issuer”). Capitalized terms not defined in this opinion letter have the meanings assigned in the Underwriting Agreement dated September 4, 2014 (the “Underwriting Agreement”), by and among the Issuers, the guarantors named on the signature page thereof, and Barclays Capital Inc. for itself and as representative of the several underwriters named in Schedule 1 to the Underwriting Agreement. The Notes are guaranteed (the “Guarantees”) on an unsecured basis by the subsidiary guarantors listed in the Registration Statement (defined below).

Documents Reviewed

We have reviewed the following documents (all of which are dated as of the date of this opinion letter unless otherwise noted):

(i)	the Registration Statement on Form S-3 (Registration No. 333-184647) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended;

(ii)	the prospectus included in the Registration Statement dated September 4, 2014 (the “Base Prospectus”);

(iii)	the prospectus supplement to the Base Prospectus related to the Notes and the Guarantees dated September 4, 2014 and filed with the Commission on September 8, 2014 (together with the Base Prospectus, the “Prospectus”)

(iv)	Underwriting Agreement;

(v)	Indenture dated May 13, 2011, by and among the Issuers, the guarantors named on the signature page thereof, and U.S. Bank National Association, as Trustee (the “Trustee”), with respect to the Issuers’ 6.500% Senior Notes due 2019;

(vi)	First Supplemental Indenture dated September 9, 2014, by and among the Issuers, the guarantors named on the signature page thereof, and the Trustee with respect to the Issuers’ 6.500% Senior Notes due 2019;

(vii)	Indenture dated September 9, 2014 by and among the Issuers, the guarantors named on the signature page thereof, and the Trustee with respect to the Issuers’ 6.500% Senior Notes due 2021;

(viii)	First Supplemental Indenture dated September 9, 2014, by and among the Issuers, the guarantors named on the signature page thereof, and the Trustee with respect to the Issuers’ 6.500% Senior Notes due 2021;

(ix)	The global notes representing the Notes;

(x)	Articles of Organization and Certificate of Conversion of the Oklahoma Guarantor as certified by the Oklahoma Secretary of State on August 20, 2014;

(xi)	Operating Agreement of the Oklahoma Guarantor as certified by the Corporate Secretary of the Oklahoma Guarantor as of September 4, 2014;

(xii)	Resolutions of the sole member of the Oklahoma Guarantor as certified by the Corporate Secretary of the Oklahoma Guarantor as of September 4, 2014;

(xiii)	Good Standing Certificate of the Oklahoma Guarantor issued by the Oklahoma Secretary of State on August 20, 2014;

(xiv)	Consent of Sole Member in Lieu of Special Meeting for the Oklahoma Guarantor dated April 29, 2011; and

(xv)	Secretary’s Certificate of the Oklahoma Guarantor executed by the Corporate Secretary of the Oklahoma Guarantor as of September 4, 2014.

The agreements listed in clauses (iv), (v), (vi), (vii), and (viii) above are referred to in this opinion letter as the “Transaction Documents.”

Opinions

Based upon the foregoing, it is our opinion that:

1. The Oklahoma Guarantor exists as a limited liability company in good standing in Oklahoma.

2. The Oklahoma Guarantor has the requisite company power and authority to execute, deliver, and perform its obligations under the Transaction Documents.

3. The execution, delivery, and performance of the Transaction Documents have been authorized by all requisite company action by the Oklahoma Guarantor.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) The opinion in 1 above is based solely on our review of the documents described in (x) and (xiii) above.

(b) We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to any of the documents described in this letter or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

(c) We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d) We have assumed the Oklahoma Guarantor has physically delivered the executed Transaction Documents without condition and with the intention to be immediately bound by them.

(e) The opinions expressed in this letter are limited to the matters stated in this letter, and no other opinions should be inferred beyond the opinions expressly stated.

(f) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(g) We were not involved in the negotiation, preparation, or execution of the Transaction Documents or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of closing opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated on or about the date hereof and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We do not render any opinions except as stated above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted, or otherwise referred to by any other person (other than you and your counsel) for any other purpose without our prior written consent in each instance.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation

4